Exhibit 10.12
QLIKTECH INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of June, 2010, by and among William G. Sorenson (the “Executive”), QlikTech Inc., a Delaware corporation with its principal place of business at 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087 (the “Company”), and the Company’s parent company, Qlik Technologies Inc., a Delaware corporation with its principal place of business at 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087 (“Parent”). The Agreement supersedes and replaces in its entirety the original Employment Agreement between the Company and the Executive previously entered into as of the 19th day of August 2008 (the “Previous Employment Agreement”). The Company and the Executive are from time to time each referred to herein as a “Party” and collectively as the “Parties.”
WITNESSETH:
     WHEREAS, the Company is currently in the business of (i) developing, advertising, marketing, licensing, distributing, updating, enhancing, maintaining and supporting information access and business intelligence software and applications designed to access, analyze, report and share information residing in computer databases and other data sources; and (ii) providing ancillary implementation, training and consulting services;
     WHEREAS, the Executive desires to continue to be employed by the Company;
     WHEREAS, the Company desires to continue to employ the Executive, provided that as an express, prior condition of such employment, the Executive enters into this Agreement, including the Proprietary Information, Assignment of Inventions and Non-Competition provisions attached hereto as Appendix A;
     WHEREAS, the Executive understands that the provisions of this Agreement are necessary to protect the Company’s legitimate and protectable business interests in its services, products, customers, and accounts and to protect the Company’s confidential and proprietary information, as well as other assets belonging to it; and
     WHEREAS, the Parties acknowledge and agree that this Agreement is supported by valuable consideration and is entered into voluntarily by the Parties.
     NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:
1. EMPLOYMENT
     1.1 Job Duties. The Executive shall continue to serve as the Treasurer and chief financial officer of the Company and shall perform the services and duties required of such position, or such other services, duties and positions as the Company’s Board of Directors (the “Board”) or

President may from time to time designate; shall devote the Executive’s full time, attention and best efforts to the business of the Company; and shall not be engaged as an employee or otherwise in any other business or commercial activities except as specifically authorized in advance by the Board. In particular, the Executive shall:
     (a) Perform the duties and exercise the powers and functions that from time to time may be assigned or vested in him by the Board and/or the President;
     (b) Comply with all lawful requests, instructions, policies and regulations made by the Board and/or President or their authorized agent(s);
     (c) Faithfully and loyally serve the Company to the best of his ability and use his utmost efforts to promote the Company’s interests in all respects; and
     (d) Not engage in any activities that would detract from the proper performance of his duties.
     (e) Unless otherwise directed by the Board, the Executive shall work at the Company’s Radnor, Pennsylvania office.
     1.2 Compensation and Benefits. During the course of the Executive’s employment, the Company agrees:
     (a) Base Salary: The Executive will receive a base salary as compensation for the Executive’s services hereunder of two hundred eighty thousand dollars ($280,000.00) per year (“Base Salary”). The Executive’s Base Salary shall be payable in bi-monthly installments, less applicable deductions required by law for the payment of wages and such other deduction as may be authorized by the Executive. The Executive’s Base Salary shall be subject to review by the Board on an annual basis.
     (b) Bonus: In addition to the Base Salary, the Executive will be eligible to participate in a bonus plan determined by the Board, which may yield up to an additional one hundred seventy five thousand dollars ($175,000.00) annually for on-target performance,
     (c) Stock Options: In connection with his commencement of services with the Company, Parent granted the Executive an option to purchase up to seven hundred seventy-eight thousand five hundred (778,500) shares of the common stock of Parent subject to the terms of Parent’s 2007 Omnibus Stock Option and Award Plan (the “Plan”) and the applicable stock option agreement (the “Option Agreement”). With respect to vesting, the Option Agreement provides that 12.5% of the shares subject to the option will vest at the end of the 6-month period following the date of grant, and the remaining unvested portion of the option will thereafter vest on a quarterly basis, over an additional period of 3.5 years (such that 100% of the shares subject to the option will be vested upon the completion of four (4) years of continuous employment with the Company measured from the date of grant). The Option Agreement also provides for accelerated vesting if the Executive’s employment is Terminated Without Cause (as defined in the Plan) following a Change of Control (as defined in the Plan), so that 50% of the then unvested portion of the option will vest upon any such termination of employment.

     (d) Vacation: The Executive will receive three (3) weeks (15 days) paid vacation per calendar year.
     (e) Living Expenses: The Company will pay for, or reimburse Executive for, up to twenty-four thousand dollars ($24,000.00) per year in living expenses incurred by the Executive in connection with his living accommodations in the Radnor, Pennsylvania area.
     (f) Other Benefits: The Company will also provide the Executive with the opportunity to participate in such other employee benefits in such form, manner and times as the Company may from time to time establish for its employees or specified classes of employees in its discretion and in accordance with the terms of such benefits/plans.
     1.3 Employment Relationship. Employment with the Company is for no specific period of time. The Executive’s employment with the Company will be “at will,” meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Executive are superseded by this Agreement. This is the full and complete agreement between the Executive and the Company on this term. Although the Executive’s job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of the Executive’s employment may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company (other than the Executive).
2. PROPRIETARY INFORMATION; ASSIGNMENT OF INVENTIONS; NON COMPETITION
     The Executive understands that during the course of his employment with the Company, the Company may disclose to him (intentionally or inadvertently), or he may otherwise obtain, confidential and proprietary information belonging to the Company, Parent and their affiliates. The Executive understands that, through his continued employment with the Company, he will acquire a considerable amount of additional knowledge and goodwill with respect to the Company’s business, which knowledge and goodwill are extremely valuable to the Company and which would be extremely detrimental to the Company if used by him to compete with the Company. The Executive also understands and agrees that, because of the nature of the business of the Company and the customer base which it serves, it is necessary to afford the Company fair protection from such competition by the Executive. Consequently, in consideration of the Executive’s employment by the Company, the Executive’s exposure and access to the Company’s confidential and proprietary information and for other good and valuable consideration, all of which are being offered to the Executive contemporaneously with and contingent upon the Executive’s execution of this Agreement, the Executive agrees to the provisions of Appendix A, which is attached hereto and incorporated by reference into this Agreement. All references herein to this “Agreement” shall include Appendix A, as if Appendix A were set forth in the body hereof.

3. TERMINATION
     The Executive’s employment hereunder shall terminate, or be subject to termination, as follows:
     3.1 Death or Disability. The Executive’s employment hereunder shall terminate immediately upon his death or Disability. “Disability” shall mean: (a) the determination that the Executive is unable to perform his duties and responsibilities contemplated by this Agreement as a result of a physical incapacity or mental incompetence, and such inability continues for six (6) consecutive months, or for shorter periods aggregating six (6) months during any twelve-month period as determined by the Company in good faith and upon appropriate medical substantiation by certification or otherwise, or otherwise as the Company may deem appropriate under the circumstances; (b) the Executive has been declared legally incompetent by a final court decree (the date of such decree being deemed to be the date on which the Disability occurred); or (c) the Executive receives or is entitled to receive disability insurance benefits under any disability income insurance policy maintained by the Company for a period of six (6) consecutive months.
     3.2 Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time, effective immediately upon delivery of written notice thereof to the Executive. For the purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon a determination that the Executive has: (a) failed to substantially perform his duties hereunder, other than a failure resulting from the Executive’s Disability; or (b) performed his duties hereunder in a negligent manner; or (c) failed to comply with the lawful directions of the Board or the President; or (d) engaged in acts or misconduct substantially injurious (financially or otherwise) to the Company or acts involving fraud, dishonesty or moral turpitude; or (e) materially breached the terms of this Agreement and failed to cure such breach within thirty (30) days of delivery by the Company to the Executive of written notice thereof.
     3.3 Notice of Termination. Any notice of termination under this Agreement shall be in writing and served by personal delivery, or by registered or certified mail, return receipt requested, to the other Party addressed to: (a) the Company in care of the President, at its then principal place of business; or (b) to the Executive at the Executive’s then current work or home address; or (c) to such other address or addressees as any Party hereto may from time to time specify in writing for the purpose of a notice given to the other Parties in compliance with this Agreement.
     3.4 Effect of Termination by the Company without Cause. If the Company terminates the Executive’s employment hereunder without Cause (as defined above), the Company agrees to pay the Executive his Base Salary and other compensation and benefits to which he may be entitled under Section 1.2 above, accrued up to the date of such termination of employment, and any severance compensation to which the Executive may be entitled under Section 3.5 below, but the Executive shall not be paid any other compensation whatsoever.
     3.5 Severance. If the Company terminates the Executive’s employment hereunder without Cause (as defined above) and a Separation (as defined below) occurs, the Executive will be entitled to the benefits in this Section 3.5 contingent upon the Executive’s execution of an agreement releasing any and all claims the Executive may have against the Company, Parent and their affiliates arising out of: (a) his employment or termination from employment, for whatever reason, (b) this Agreement, or (c) any other agreement between the Company, Parent and their affiliates and the Executive, in a form satisfactory to the Company in its sole discretion. The Executive must execute and return the release on or before the 45th day after the Executive’s Separation (the “Release Deadline”). If the Executive fails to return the release on or before the Release Deadline, or if the Executive revokes the release, then the Executive will not be entitled to the benefits described in this Section 3.5. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the conditions of this Section 3.5 are met, the Executive will be entitled to the following:
     (a) The Company will continue to pay the Executive his then current Base Salary for six (6) months following the date of such Separation (the “Severance Period”). The Executive’s base salary will be paid at the rate in effect at the time of the Executive’s Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the 10th business day following the Release Deadline and, once they commence, will be retroactive to the date of the Executive’s Separation. If the Executive breaches his obligations under Appendix A (Proprietary Information, Assignment of Inventions and Non-competition), the Company may immediately cease all severance payments under this Section 3.5, and may recover any severance payments previously made to the Executive under this Section 3.5. Any severance payments due during the last three months of the Severance Period will be reduced by the amount of compensation the Executive earns from other employment or consulting engagements during that period. During the Severance Period and for a period of one (1) year thereafter, the Executive will provide the Company with such information and records as the Company may reasonably from time to time request to determine the amount of compensation, if any, the Executive earns from other employment or consulting engagements during the Severance Period. For purposes of Section 409A of the Code, each salary continuation payment under this Section 3.5(a) is hereby designated as a separate payment. If the Company determines that the Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s Separation, then (i) the salary continuation payments under this Section 3.5(a), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after the Executive’s Separation and (ii) the installments that otherwise would have been paid during the first six months after the Executive’s Separation will be paid in a lump sum when the salary continuation payments commence.
     (b) If, and only if, Parent completes an initial public offering of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, on or before January 1, 2011 (a “Qualifying IPO”) and a Separation occurs following such Qualifying IPO (a “Post-IPO Separation”), the Company will pay the Executive any pro rated bonus amount pursuant to Section 1.2(b) based on the number of days the Executive was employed during the year in which the Separation occurs. Notwithstanding the foregoing, the bonus payment, if any, will only be paid to the extent that applicable individual and Company performance goals are deemed to have been met for the applicable bonus period. The bonus payment will be paid, if at all, on the date when Company bonuses are paid to other employees of the Company, but in no event later than March 15th following the year of the Separation.
     (c) In the event of a Post-IPO Separation, if the Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Executive’s Separation, then the Company will pay the same portion of the Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six (6)-month period following the Executive’s Separation, (ii) the expiration of the Executive’s continuation coverage under COBRA or (iii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
     3.6 Effect of Termination Following a Change in Control. Following a Qualifying IPO, if the Executive is Terminated Without Cause (as defined in the Plan) and a Separation occurs within 12 months following a Change in Control (as defined in the Company’s 2010 Omnibus Equity Incentive Plan), and the Executive complies with the release requirements described in Section 3.5 above, then all of the Executive’s outstanding equity awards (whether granted under the Plan, the 2010 Omnibus Equity Incentive Plan, or otherwise) will immediately vest and become exercisable in full on the date of Separation, provided that any awards subject to performance-based vesting will remain subject to the agreement evidencing such performance-based awards.
     3.7 Effect of Termination for Any Other Reason. If: (a) the Company terminates the Executive’s employment for Cause; or (b) the Executive’s employment is terminated as a result of his death or Disability; or (c) the Executive terminates his employment with the Company, then the Executive will be paid his Base Salary and other compensation and benefits to which he may be entitled under Section 1.2 above, accrued up to the date of the Company’s written notice of termination for Cause, or the date of the Executive’s death or Disability, or the date the Executive terminates his employment, as the case may be, but the Executive shall not be paid any other compensation whatsoever, including, without limitation, severance compensation.
     3.8 Internal Revenue Code Section 409A. To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A of the Code and, to the extent that any such amount or benefit is, or becomes subject to, Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with Section 409A of the Code, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on the Executive under Section 409A of the Code or under any other similar provision of state tax law (including without limitation in connection with any payment or benefits described in Section 3.5, or any damages for failing to comply with Section 409A of the Code, any other similar provision of state tax law, or the provisions of this Section 3.8.

4. GENERAL PROVISIONS
     4.1 Effect of Invalidity. The Executive understands and agrees that every provision of this Agreement is severable from each other provision of this Agreement. Therefore, the Executive agrees that if any part of the covenants or provisions contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal, or incapable of being enforced, then such covenant or provision, with such modification as shall be required in order to render such covenant or provision not invalid, illegal, or incapable of being enforced, shall remain in full force and effect, and all other covenants and provisions contained in this Agreement shall, nevertheless, remain in full force and effect to the fullest extent permissible by law.
     4.2 Effect of Waiver. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any future breach of the provision so waived.
     4.3 Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, except that the Option Agreement continues to control the previously granted stock options except to the extent this Agreement expressly amends the terms thereof.
     4.4 Modification. No change, modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon the Company or the Executive unless reduced to writing and signed by the Party against whom enforcement is sought.
     4.5 Construction of Agreement. This Agreement (and any purported patent or latent ambiguity related thereto) shall not be construed against the Company based on the legal principle that the Company prepared this Agreement and is therefore responsible for any ambiguity.
     4.6 Multiple Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.
     4.7 Governing Law. THE EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA WITHOUT REGARD TO OTHERWISE APPLICABLE CONFLICT OF LAW PRINCIPLES. The Executive agrees that any litigation under this Agreement may be brought by the Company in the State of Pennsylvania notwithstanding that the Executive may not be a resident of the State of Pennsylvania when the litigation is commenced and cannot be served process within that State. In addition, except as mutually agreed between the Parties, the Executive also irrevocably consents to the jurisdiction of the courts sitting in Pennsylvania (whether federal or State courts) over all disputes with the Company.

     4.8 Waiver of Jury Trial. TO THE GREATEST EXTENT PERMISSIBLE BY APPLICABLE LAW, THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO A JURY TRIAL REGARDING DISPUTES RELATED TO THIS AGREEMENT.
     4.9 Delegation and Assignment. The Executive shall not have the right to delegate his duties under this Agreement to any other person. The Executive understands that the Company may assign its rights and duties under this Agreement to any other person or entity.
[Signature page(s) follow]

     IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first set forth above.

EXECUTIVE
/s/ William G. Sorenson
William G. Sorenson

COMPANY: QLIKTECH INC.
By:	/s/ Lars Björk
	Print Name:	Lars Björk
Title: President and CEO

Parent enters into this Agreement solely for the purpose of acknowledging its covenants under Sections 1.2(c) and (d) above.

PARENT: QLIK TECHNOLOGIES INC.
By:	/s/ Lars Björk
	Print Name:	Lars Björk
Title: President and CEO

APPENDIX A
PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS AND NON-COMPETITION
This Appendix A is an appendix to and made a part of that certain Employment Agreement entered into as of the date hereof between the Company and the Executive (the Agreement). All capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement. In accordance with Section 2 of the Agreement, I, the Executive, agree as follows:
1. NO CONFLICTS. I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by such third party in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2. INVENTIONS.
     a. Definitions. Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor). Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).
     b. Assignment. To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of any use of the Company’s facilities or assets or any research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company’s facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company), including, without limitation, all “work for hire” as such term is defined by the copyright laws of the United States. I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, (ii) without use of any Company assets, and (iii) which is not useful with and does not relate to any Company Interest.
     c. Assurances. I will further assist the Company, at its expense (but without further compensation to me), to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.
     d. Other Inventions. If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on Schedule 1. If: (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company); or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, nonexclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.
     e. Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.
3. PROPRIETARY INFORMATION. I agree that all Assigned Inventions and all other financial, business, legal and technical information, including the identity of and information relating to the Company’s employees, Affiliates (as such term is defined below), customers, vendors, suppliers, distributors and other business partners, which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute Proprietary Information. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement.
4. RESTRICTED ACTIVITIES. For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company and Parent (Affiliates).
     a. Definitions. Restricted Capacity means (i) providing services or performing obligations or duties similar to the services I provided or obligations or duties I performed in the scope of my employment with the Company, or (ii) being an owner, founder, shareholder, partner, member, advisor, or director, or (iii) preparing to be or do any of the foregoing or assist any third party to do so; provided, the foregoing will not prohibit me from being a holder of less than one percent (1%) of the outstanding equity of a public company. Business of the Company means the business of (i) developing, advertising, marketing, licensing, distributing, updating, enhancing, maintaining and supporting information access and business intelligence software and applications designed to access, analyze, report and share information residing in computer databases and other data sources; and (ii) providing ancillary implementation, training and consulting services. Business Partner means any company or individual: (i) who was a customer, vendor, supplier, reseller, distributor or other business partner of the Company at the time of my separation from employment with the Company with whom I had any contact during the one-year period preceding my separation from employment; and/or (ii) who was a customer, vendor, supplier, reseller, distributor or other business partner at the time of my separation from employment with the Company who was known to me by virtue of my employment with the Company. Cause means to recruit or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to: (i) solicit the business or patronage of any Business Partner for myself or any other person or entity; (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so; or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.
     b. Acknowledgments. I acknowledge and agree that: (i) the Company’s business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company; and (ii) my position will require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success.
     c. As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner (other than on behalf of the Company); or (iii) act in any Restricted Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with the Business of the Company (a Competing Business), at any time during my employment.
     d. After Termination. For the period of one (1) year immediately following the termination of my employment with the Company (for any reason or no reason, whether voluntary or involuntary, or due to non-renewal), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; (ii) Solicit any Business Partner for the purpose of providing products or services that compete with the Business of the Company; or (iii) act within the Restricted Territory in any Restricted Capacity in or with respect to any Competing Business. Restricted Territory means (A) Europe and North America, and/or (B) Europe and the continental United States of America, and/or (C) the countries of Sweden, Norway, Finland, Denmark, The Netherlands, the United Kingdom, Belgium, Germany, Switzerland, Austria, France, Spain, Italy and the continental United States of America, and/or (D) the continental United States of America, and/or (E) any State within the continental United States of America in which the Company has an office at the time of termination of my employment, and/or (F) any State within the continental United States of America in which the Company has customers or Business Partners with whom I had contact during the two-year period preceding the time of termination of my employment.
     e. Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company’s interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the State of Pennsylvania, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.
5. SURVIVAL. I agree that my obligations under Sections 2, 3 and 4 of this Appendix shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.
6. REMEDIES. I understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies. In addition, the Company shall be entitled to recover its costs and attorney fees for any action to enjoin or otherwise seek recovery for any breach by me of this Agreement.
Appendix A Acknowledged and Agreed to by:

/s/ William G. Sorenson	Date: 8/1/08
William G. Sorenson

Schedule 1
PRIOR MATTERS
None.